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                                                                  EXHIBIT 23(c)
[ADVEST LETTERHEAD]


                            CONSENT OF ADVEST, INC.

        Advest, Inc. ("Advest") an investment banking firm experienced in the valuation of financial institutions, hereby consents to the inclusion of its fairness opinion and a summary thereof in the Proxy Statement/Prospectus of Garden State Bancshares, Inc. (the "Company") relating to the Special Meeting of Shareholders called to consider and vote upon the Agreement and Plan of Merger between the Company and The Summit Bancorporation.

        By giving such consent, Advest does not thereby admit that it comes with the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder.

                                        Advest, Inc.

                                        By: /s/ Michael T. Mayes
                                            ----------------------------------
                                            Michael T. Mayes
                                            Managing Director
                                              and Group Head

New York, New York
December 8, 1995